UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TIVO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, CA 95002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, AUGUST 3, 2005

To our Stockholders:

The 2005 Annual Meeting of Stockholders of TiVo Inc., a Delaware corporation, will be held on Wednesday, August 3, 2005, beginning at 10:30 a.m. local time at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

1.	Election of three directors to hold office until the 2008 Annual Meeting of Stockholders;

2.	Ratification of the selection of KPMG LLP as independent auditors of TiVo for its fiscal year ending January 31, 2006; and

3.	Transaction of any other business as may properly come before the Annual Meeting.

All holders of record of shares of TiVo common stock at the close of business on June 8, 2005 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By order of the Board of Directors,

/s/ David H. Courtney
David H. Courtney Director, Executive Vice President, Group Executive Corporate Products & Services Group and Chief Financial Officer

Alviso, California

July 8, 2005

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, CA 95002

PROXY STATEMENT

This proxy statement is being solicited on behalf of the Board of Directors of TiVo Inc. for use at the Annual Meeting of Stockholders of TiVo Inc., including any postponements or adjournments, to be held on Wednesday, August 3, 2005 beginning at 10:30 a.m. at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about July 8, 2005.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our 2005 Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of three directors, ratification of the selection of the Company’s independent auditors, and any other business as may properly come before the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on June 8, 2005, the record date for the meeting, are entitled to receive notice of and to participate in the 2005 Annual Meeting. If you were a stockholder of record as of the close of business on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of TiVo common stock?

Each outstanding share of TiVo common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding as of the close of business on the record date will constitute a quorum, permitting the meeting to conduct its business. At the close of business on May 10, 2005, there were 82,902,311 shares of our common stock outstanding and entitled to vote. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company at our principal executive office, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

What are the Board of Director’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for the election of three directors to hold office until the 2008 Annual Meeting of Stockholders (see Item 1); and

•	for ratification of the selection of KPMG LLP as independent auditors for TiVo for its fiscal year ending January 31, 2006 (see Item 2).

With respect to any other business that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

All votes will be tabulated by the Inspector of Elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted in accordance with the recommendations of the Board. With respect to any other business that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion, as the case may be with respect to the item not marked. We believe that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval at which a quorum is present as is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares present in person or represented by proxy. A properly executed proxy marked “Abstain” with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Share represented by such “broker non-votes” will, however be count in determining whether there is a quorum.

There is no statutory or contractual right of appraisal or similar remedy available to those stockholders who dissent from any matter to be acted upon.

Who pays for the solicitation of proxies?

We will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to our directors, officers, or other regular employees for such services.

Is my vote confidential?

Proxies, ballots, and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

How do I find out the voting results?

Final voting results will be announced at the meeting and will be published in our Quarterly Report on Form 10-Q for the quarter ending October 31, 2005. We will file this quarterly report with the Securities and Exchange Commission (“SEC”). After the report is filed, you may obtain a copy by:

•	visiting our website; or

•	contacting our Investor Relations department at (408) 519-9101.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board is presently composed of nine members. The Board has selected the three Class III director nominees listed below to be elected at the 2005 Annual Meeting. All of the nominees for election to this class are currently directors of TiVo. The term of office of each person elected as a director at this meeting will continue until the 2008 Annual Meeting or until the director’s successor has been duly elected or appointed and qualified, or until such director’s earlier death, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management and the Board has no reason to believe that any nominee will be unable to serve. There are no family relationships among any of the directors, director nominees, or executive officers of TiVo.

The names of the nominees, their ages as of May 10, 2005 and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
David H. Courtney	46	Executive Vice President, Group Executive, Corporate Products & Services Group, and Chief Financial Officer	2002

Thomas S. Rogers	50	President and Chief Executive Officer, effective July 1, 2005	2003

Joseph Uva	49	President, Chief Executive Officer, Optimum Media Direction, Inc.	2004

David H. Courtney

David Courtney was appointed by our Board to serve as a director in May 2002, and he was re-elected by shareholders in August 2002. Mr. Courtney joined TiVo in March 1999 as Vice President and Chief Financial Officer and in March 2000 was named Senior Vice President for Finance and Administration. Mr. Courtney is currently Executive Vice President, Group Executive, Corporate Products & Services Group, and Chief Financial Officer serving in this expanded capacity since April 2005. From May 1995 to July 1998, Mr. Courtney served as a Managing Director at J.P. Morgan, an investment banking firm, where he was responsible for building and expanding the firm’s high technology investment banking business in the United States. From 1986 to 1995, Mr. Courtney was a member of the high technology investment banking group at Goldman, Sachs & Co., most recently serving as Vice President. Mr. Courtney currently serves on the Board of Trustees of the Golden Gate National Parks Conservancy. Additionally, Mr. Courtney served on the Board of Directors of Silicon Image Inc. (NASDAQ:SIMG), a semiconductor and system solutions company, from March 2003 until April 2005. Mr. Courtney holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

Thomas S. Rogers

Thomas S. Rogers was appointed by our Board to serve as a director in September 2003 and was named Vice Chairman in October 2004. On June 23, 2005, Mr. Rogers was appointed by our Board as the President and Chief Executive Officer of TiVo, effective July 1, 2005. In connection with being appointed as our new President and Chief Executive Officer, Mr. Rogers resigned as Vice Chairman of our Board of Directors and as a Class II Director and was immediately reappointed by our Board of Directors as a Class III Director. In addition to his role with TiVo, Mr. Rogers is Chairman of the Board of Teleglobe International Holdings, Ltd. (NASDAQ:TLGB), a provider of international voice, data, internet, and mobile roaming services, a position he has held since November 2004. From July 2003 until July 2005, he also served as Chairman of TRget Media, a media industry investment and operations advisory firm. From 2004 until July 2005, he also served as the Senior Operating Executive for media and entertainment for Cerberus Capital Management, a large private equity firm. From October 1999 until April 2003, Mr. Rogers was Chairman and CEO of Primedia, Inc. (NYSE:PRM), a print, video, and online media company. From January 1987 until October 1999, Mr. Rogers held positions with National Broadcast Company, Inc. including President of NBC Cable and Executive Vice President. Mr. Rogers holds a B.A. degree in Government from Wesleyan University and a J.D. degree from Columbia Law School.

Joseph Uva

Joseph Uva was appointed by our Board to serve as a director in January 2004. Since January 2002, Mr. Uva has been President and Chief Executive Officer of OMD Worldwide, a media buying and planning agency. From June 1996 until December 2001, he was President of Entertainment Sales for Turner Broadcasting Sales, Inc. where he oversaw and directed advertising sales for Turner Entertainment. Mr. Uva holds a B.A. degree in Rhetoric & Communications from The State University of New York, at Albany, N.Y.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE IN PROPOSAL 1

DIRECTORS NOT STANDING FOR ELECTION AND EXECUTIVE OFFICERS

The members of the Board whose terms or directorships do not expire at the 2005 Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below:

Name of Director	Age	Class/Term Expiration	Principal Occupation	Director Since
Michael Ramsay	55	Class I/2006	Former Chairman of the Board and Chief Executive Officer	1997

Charles B. Fruit	58	Class II/2007	Senior Vice President, Chief Marketing Officer, The Coca-Cola Company	2004

Randy Komisar	50	Class I/2006	Partner, Kleiner Perkins Caufield and Byers	1998

Mark W. Perry	61	Class II/2007	General Partner, New Enterprise Associates	2003

Geoffrey Y. Yang	46	Class I/2006	Managing Director, Redpoint Ventures and General Partner, Institutional Venture Partners	1997

David M. Zaslav	45	Class II/2007	Executive Vice President, NBC and President, NBC Cable	2000

Michael Ramsay

Michael Ramsay is a co-founder of TiVo and served as our Chairman of the Board and Chief Executive Officer from our inception in August 1997 until July 1, 2005. Upon the selection of Thomas S. Rogers as our new President and Chief Executive Officer, effective July 1, 2005, Mr. Ramsay resigned from his position of Chief Executive Officer and Chairman of the Board, consistent with the announcement on January 12, 2005 that he had initiated a succession process to identify a new CEO for TiVo. Mr. Ramsay will continue as a member of the Board, chairing the Technology Committee, and as a consultant to TiVo. From April 1996 to July 1997, Mr. Ramsay was the Senior Vice President of the Silicon Desktop Group for Silicon Graphics, Inc., or SGI, a manufacturer of advanced graphics computers. From August 1994 to April 1996, Mr. Ramsay was President of Silicon Studio, Inc., a wholly owned subsidiary of SGI focused on enabling applications development for emerging interactive media markets. From July 1991 to August 1994, Mr. Ramsay served as the Senior Vice President and General Manager of SGI’s Visual Systems Group. Mr. Ramsay also held the positions of Vice President and General Manager for the Entry Systems Division of SGI. Prior to 1986, Mr. Ramsay held research & development and engineering management positions at Hewlett-Packard and Convergent Technologies. Additionally, Mr. Ramsay served on the Board of Directors of Netflix Inc. (NASDAQ:NFLX), an online DVD rental service until September 29, 2004. Mr. Ramsay holds a B.S. degree in Electrical Engineering from the University of Edinburgh, Scotland.

Charles B. Fruit

Charles B. Fruit was appointed by our Board to serve as a director in January 2004. Mr. Fruit has been Senior Vice President, Chief Marketing Officer for The Coca-Cola Company since June 2004. Mr. Fruit began his career with The Coca-Cola Company in June 1991 as director of Global Media Services and was elected Vice President in July 1991. He then served as Vice President, Media & Marketing Assets from August 1993 until he became Marketing Chief of Staff in November 2000 after which he became Senior Vice President, Integrated Marketing prior to his current position. Mr. Fruit has served as a national director of both the American Advertising Federation (AAF) and the Association of National Advertisers (ANA) and is presently on the Board of the Advertising Council, Inc. He also serves as a Director of a privately held television corporation. Mr. Fruit received a B.A. degree in Political Science from Williams College in Williamstown, Massachusetts.

Randy Komisar

Randy Komisar has served as a director of TiVo since March 1998. Mr. Komisar has been a Partner of Kleiner Perkins Caufield and Byers, a venture capital investment firm, since April 2005. Prior to that position, Mr. Komisar had been a strategic business advisor and director to various emerging companies since 1996. Mr. Komisar also served as President and Chief Executive Officer of Crystal Dynamics Inc., a video game development and publishing company, between May 1995 and June 1996. He served as President and Chief Executive Officer of LucasArts Entertainment Company, a digital entertainment company, between January 1994 and May 1995. Mr. Komisar holds a B.A. degree in Economics from Brown University and a J.D. degree from Harvard Law School.

Mark W. Perry

Mark W. Perry was appointed by our Board to serve as a director in January 2003. Mr. Perry joined New Enterprise Associates, a venture capital investment firm, as a consultant in October 1995 and became a General Partner in June 1996. From April 1994 to December 1995, Mr. Perry served as President and CEO and then as Chairman of Viewstar Corporation, a provider of business process automation client/server software. From 1985 to 1994, Mr. Perry held various executive officer positions at Silicon Graphics, Inc., or SGI, including Vice Chairman (1992 to 1994), Executive Vice President (1988 to 1991), and Vice President of Finance and Administration and CFO (1985 to 1987). Prior to joining SGI, Mr. Perry was Executive Vice President and COO of Sonoma Vineyards and a partner at Arthur Young & Company. Mr. Perry also previously served as a director of Magma Design Automation, Inc. (NASDAQ:LAVA), a producer of software used to design integrated circuits. Mr. Perry also serves on the board of directors for numerous private companies. He is a Certified Public Accountant in California. Mr. Perry holds a B.A. degree in Economics (cum laude) from Amherst College and an M.B.A. degree (with distinction) from Harvard University.

Geoffrey Y. Yang

Geoffrey Y. Yang has served as a director of TiVo since October 1997. Since August 1999, Mr. Yang has been a Managing Director of Redpoint Ventures, a venture capital firm. Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm since 1989. Mr. Yang is a director of Ask Jeeves, Inc. (NASDAQ:ASKJ), a provider of Web-wide search, and numerous private companies. Mr. Yang holds a B.S.E. degree in Engineering and Management Systems from Princeton University and an M.B.A. degree from Stanford University.

David M. Zaslav

David M. Zaslav has served as a director of TiVo since September 2000. Mr. Zaslav was elected to serve on the Board as the nominee of National Broadcasting Company, Inc., or NBC, Inc. Mr. Zaslav is an Executive Vice President of NBC. Since October 1999, Mr. Zaslav has been the President of NBC Cable, a cable television distribution company which provides CNBC, MSNBC, and Valuevision to cable television systems and satellite television providers across the United States, and which has equity interests in the A&E Television Networks, including The History Channel. Prior to his present position with NBC, Mr. Zaslav served in a number of capacities for NBC, including Executive Vice President, Business Development, and Senior Vice President and General Counsel, NBC Cable. From April 1996 to October 1996, Mr. Zaslav was President of NBC Cable Distribution. Mr. Zaslav has been employed with NBC since 1989. Prior to joining NBC, Mr. Zaslav was an attorney at the law firm of LeBoeuf, Lamb, Leiby & MacRae, based in New York. Mr. Zaslav also serves on the Board of Directors of the A&E Television Networks, National Geographic Television, Cable in the Classroom and the Center for Communications in New York. Since 1990, Mr. Zaslav has been an adjunct professor at Fordham University Graduate School. He holds a B.S. degree from SUNY Binghamton and a J.D. degree from Boston University School of Law.

BOARD COMMITTEES, MEMBERS AND MEETINGS

The Board met nine times during the fiscal year ended January 31, 2005. Each director attended at least 75% of all Board and applicable committee meetings during fiscal 2005, except Eddy Hartenstein, who resigned from the Board in June 2004, and Joseph Uva. Our policy is to encourage our Board members to attend each annual meeting of stockholders, and two Board members attended our 2004 Annual Meeting. The Board has the following four standing committees: (1) Audit; (2) Compensation; (3) Nominating and Governance; and (4) Pricing. The composition of the committees for fiscal 2005 is presented in the table below. The primary functions of each committee and its current members are described following the table below. Each of these committees has a written charter approved by the Board. The Board has affirmatively determined that each director who currently serves on the Audit, Compensation, and Nominating and Governance Committees is independent, as the term is defined by applicable NASDAQ listing standards and SEC rules. A copy of each of our written committee charters can be found in the “About TiVo” section of our website at www.tivo.com under the headings “Investor Relations” and then under “Corporate Governance.”

Fiscal 2005 Committee Composition:

Name of Director	Audit	Compensation	Nominating and Governance	Pricing
Non-Employee Directors
Charles B. Fruit	X
Randy Komisar(1)	X	(*)	*
Mark W. Perry	*			X
Geoffrey Y. Yang		*	X
Joseph Uva		X
David M. Zaslav(2)			(X)	*
Employee Directors
Michael Ramsay
Thomas S. Rogers(3)		(X)	(*)
David H. Courtney

Former Directors
Eddy Hartenstein(4)
John S. Hendricks(5)			(*)
Number of Meetings in Fiscal Year 2005	8	7	14	0

X = Committee member;            * = Chair;                (X) former Committee member, (*) former Chair

(1)	Resigned as Chair of the Compensation Committee in March 2004. Became Chair of Nominating and Governance Committee in October 2004.

(2)	Resigned from Nominating and Governance Committee and became Chair of Pricing Committee in March 2004.

(3)	Resigned from the Compensation and Nominating and Governance Committees in October 2004 when he became Vice Chairman of the Board.

(4)	Resigned from the Board June 2004.

(5)	Resigned from the Board September 2004.

The Board now makes an annual determination of independence as to each Board member under the current standards for “independence” established by NASDAQ. In May 2005, the Board determined that a majority of its directors and nominees for election at the 2005 Annual Meeting are independent under these standards, including Messrs. Fruit, Komisar, Perry, Yang, Zaslav, and Uva.

Compensation Committee. The Compensation Committee is responsible for determining salaries and incentive compensation for our directors and executive officers and for administering our stock option incentive plans. The Compensation Committee met seven times during fiscal 2005. For fiscal 2006, the current Chair of the Compensation Committee is Mr. Yang and the other current member is Mr. Uva. The members of our Compensation Committee are “independent” as required by the listing requirements of the NASDAQ Stock Market.

Nominating and Governance Committee. The Nominating and Governance Committee was established by the Board in November 2002 for the purpose of, among other things, (i) making recommendations to the Board regarding candidates for membership on the Board and regarding the size and composition of the Board and (ii) establishing procedures for the nomination process. The Nominating and Governance Committee met fourteen times during fiscal 2005. For fiscal 2006, the current Chair of the Nominating and Governance Committee is Mr. Komisar and the other current member is Mr. Yang. The members of our Nominating and Governance Committee are “independent” as required by the listing requirements of the NASDAQ Stock Market.

Pricing Committee. The Pricing Committee is authorized and directed by the Board to negotiate the terms of certain offerings, issuances, and sales of securities of the Company, in either private placements or registered offerings. The Pricing Committee did not meet during fiscal 2005. For fiscal 2006, the current Chair of the Pricing Committee is Mr. Zaslav and the other current member is Mr. Perry.

Audit Committee. The Audit Committee is responsible for, among other things, making recommendations to the Board regarding the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of our internal accounting controls. The Audit Committee is composed of three outside directors who are not our officers or employees. The Audit Committee met eight times during fiscal 2005. For fiscal 2006, the current Chair of the Audit Committee is Mr. Perry and the other current members are Messrs. Fruit and Komisar. The Board has determined that each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Mark W. Perry is an “audit committee financial expert” as defined by SEC rules.

DIRECTOR NOMINATING PROCESS

The Nominating and Governance Committee considers candidates for director nominees proposed by Directors, the Chief Executive Officer, and security holders. The Committee may also retain recruiting professionals to identify and evaluate candidates for director nominees.

The Committee evaluates all aspects of a candidate’s qualifications in the context of the needs of the Company with a view to creating a Board with a diversity of experience and perspectives. As set forth in accordance with the Nominating and Governance Committee’s charter, the same evaluating procedures apply to all candidates for director nomination, including candidates submitted by security holders. Among a candidate’s qualifications and skills considered important are personal and professional integrity, ethics, and values; a commitment to representing the long-term interests of security holders; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience and/or academic expertise in the Company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; and practical and mature business judgment.

The Nominating and Governance Committee will consider prospective candidates nominated by security holders, in accordance with the Company’s Amended & Restated Bylaws and its charter, if the name(s) and supporting information are submitted by certified or registered mail to: Corporate Secretary, TiVo Inc., 2160 Gold St., P.O. Box 2160, Alviso, CA 95002. Any stockholder who desires to recommend a candidate for nomination to the Board who would be considered for election at the Company’s 2006 Annual Meeting is strongly encouraged to do so no later than the date stockholder proposals meeting the requirements of SEC Rule 14a-8 are due. See “Stockholder Proposals for 2006 Annual Stockholders’ Meeting.”

REPORT OF THE AUDIT COMMITTEE

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document under the Securities Act of 1933, as amended, or the Securities Exchange Act.

Responsibilities. The Audit Committee operates under a written charter that has been adopted by the Board; the current version is available on the TiVo’s website at www.tivo.com/ir under “Corporate Governance.” The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for assisting the Board in its general oversight of TiVo’s auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. TiVo’s management is responsible for maintaining TiVo’s books of account and preparing periodic financial statements based thereon, and for maintaining the system of internal controls. The independent auditors are responsible for auditing TiVo’s annual financial statements.

Review with Management and Independent Auditors. In this context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed with management and the independent auditors, KPMG LLP, together and separately, TiVo’s audited consolidated financial statements contained in TiVo’s Annual Report on Form 10-K for the 2005 fiscal year.

(2)	The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

(3)	The Audit Committee has received from the independent auditors, KPMG LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with KPMG LLP the independent auditors’ independence.

(4)	The Audit Committee has considered whether the provision of services covered by fees paid to KPMG LLP is compatible with maintaining the independence of KPMG LLP.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in TiVo’s Annual Report on Form 10-K for fiscal 2005, for filing with the SEC. The Audit Committee has appointed KPMG LLP as TiVo’s independent auditors for fiscal 2006. This report is submitted by the Audit Committee.

AUDIT COMMITTEE

Mark W. Perry (Chair)

Charles B. Fruit

Randy Komisar

INDEPENDENT AUDITORS FEES AND SERVICES

In addition to retaining KPMG LLP to audit the consolidated financial statements for fiscal year 2005, TiVo retained KPMG LLP as well as one other accounting firm in the United Kingdom, Blick Rothenberg Chartered Accountants, to provide various accounting services during fiscal 2005. The aggregate fees billed for professional accounting services by KPMG LLP for the fiscal years ended January 31, 2005 and 2004 are as follows (rounded to the nearest $1,000):

	Fiscal Year Ended January 31,
	2005	2004
	KPMG LLP	KPMG LLP
Audit Fees	$636,000	$274,000
Audit Related Fees	—	—
Tax Fees	143,000	57,000
All Other Fees	—	—

Total	$779,000	$331,000

Audit Fees. This category includes the audit of TiVo’s annual financial statements, review of financial statements included in TiVo’s Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements. Included in the total audit fees in the table above is zero and $80,000 for services related to SEC registration statements and consents for the fiscal years ended January 31, 2005 and 2004, respectively. In fiscal year ending January 31, 2005, audit fees also include fees for professional services rendered for KPMG’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees. This category consists of assurance and related services that were reasonably related to the performance of the audit or review of TiVo’s financial statements and are not reported above under “Audit Fees.” There were no fees paid for fiscal 2005 and 2004 for services performed under this category.

Tax Fees. This category consists of professional services rendered for tax compliance and tax advice. The services for the fees disclosed under this category were for tax return preparation and technical tax advice regarding prospective business matters.

All Other Fees. This category consists of all other fees including fees billed for professional services that were not the result of an audit or review. There were no fees paid for fiscal 2005 and 2004 for services provided under this category.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specified budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During the fiscal years ended January 31, 2005 and 2004, all services provided by KPMG LLP were pre-approved by the Audit Committee, which concluded that the provisioning of these non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent public auditors for the fiscal year ending January 31, 2006 and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since the Company’s fiscal year ended January 31, 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent public auditors is not required by our Amended & Restated Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent public auditors at any time during the year if they determine that such a change would be in the best interests of TiVo and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on PROPOSAL 2 at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent public auditors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of TiVo’s common stock as of May 10, 2005 by: (i) each director; (ii) each of the executive officers named in the Summary of Executive Compensation table; (iii) all executive officers and directors of TiVo as a group; and (iv) all those known by TiVo to be beneficial owners of more than five percent of TiVo’s common stock.

Beneficial Owner	Beneficial Ownership(1)
	Number of Shares	Percent of Total
Executive Officers and Directors
Michael Ramsay(2)	2,965,593	3.5%
David Courtney(3)	478,238	*
Brodie Keast(4)	522,496	*
James Barton(5)	1,262,911	1.5%
Martin Yudkovitz(6)	347,905	*
Ta-Wei Chien(7)	519,362	*
David Zaslav(8)	3,752,151	4.5%
Geoffrey Y. Yang(9)	2,638,295	3.2%
Mark Perry(10)	1,560,571	1.8%
Randy Komisar(11)	308,963	*
Thomas Rogers(12)	287,917	*
Joseph Uva(13)	33,750	*
Charles Fruit(14)	33,750	*
5% Stockholders
FMR Corp.(15) 82 Devonshire Street Boston, MA 02109	6,878,359	8.3%
Wellington Management(16) 75 State Street Boston, MA 02109	5,487,000	6.6%
America Online, Inc.(17) 22000 AOL Way Dulles, VA 20166-9323	4,351,190	5.2%
All executive officers and directors as a group (15 persons)(18)	14,909,398	16.8%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G and Form 13F, as applicable, filed with the SEC and information to our knowledge based upon our stock transfer records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table shows beneficial ownership in accordance with the rules of the Securities and Exchange Commission by including securities over which a named person has or shares voting or investment control, as well as securities over which a named person has the right to acquire voting or investment control within 60 days of May 10, 2005, such as, for example, upon exercise of an option that is currently vested or which is scheduled to vest within that 60-day period. Applicable percentages are based on 82,902,311 shares outstanding on May 10, 2005.

(2)

Includes 1,447,764 shares Mr. Ramsay has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2005, of which 14,585 of those shares are subject to repurchase by TiVo at the original exercise price, upon Mr. Ramsay’s cessation of employment or service to the company prior to the vesting of the shares.

(3)	Includes 478,237 shares Mr. Courtney has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2005, of which 11,668 of those shares are subject to repurchase by TiVo at the original exercise price upon Mr. Courtney’s cessation of employment or service to the company prior to the vesting of the shares.

(4)	Includes 225 shares held by Mr. Keast as custodian for a son under the California Uniform Transfers to Minors Act, 200 shares held by Mr. Keast as custodian for a son under the California Uniform Transfers to Minors Act, and 200 shares held by Mr. Keast as spouse of custodian for a daughter under the California Uniform Transfers to Minors Act. Also includes a stock award of 21,875 shares and 499,996 shares issuable subject to stock options exercisable within 60 days of May 10, 2005, of which 16,335 shares of those shares are subject to repurchase by TiVo at the original exercise price, upon Mr. Keast’s cessation of employment or service to the company prior to the vesting of the shares.

(5)	Includes 492,912 shares Mr. Barton has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2005, of which 8,751 of those shares are subject to repurchase by TiVo at the original exercise price, upon Mr. Barton’s cessation of employment or service to the company prior to the vesting of the shares.

(6)	Includes 247,905 shares Mr. Yudkovtiz has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2005.

(7)	Includes 464,686 shares Mr. Chien has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2005.

(8)	Includes 3,687,151 shares held by NBC Multimedia, Inc. Mr. Zaslav is an officer of NBC Cable Networks, an affiliate of NBC Multimedia, Inc., and a member of our Board. Mr. Zaslav disclaims beneficial ownership of such shares. Also includes 65,000 shares subject to stock options vested and exercisable within 60 days of May 10, 2005, and all of which Mr. Zaslav holds on behalf of NBC and disclaims beneficial ownership thereof.

(9)	Includes 2,264,990 shares of stock owned by Institutional Venture Partners VII, L.P., 31,746 shares of stock owned by Institutional Venture Management VII, L.P. and 91,819 shares of stock owned by IVP Founders Fund I, L.P. Additionally includes 81,544 shares of stock owned by Redpoint Ventures II, LP and 2,271 shares owned by Redpoint Associates II, LLP. Mr. Yang, one of our directors, is a general partner of International Venture Management VII, L.P., the general partner of Institutional Venture Partners VII, L.P., and a general partner of Institutional Venture Management VI, L.P., the general partner of IVP Founders Fund I, LP. Mr. Yang is also a managing director of Redpoint Ventures II, LC, the general partner of Redpoint Ventures II, LP and the manager of Redpoint Associates II, LP. Mr. Yang disclaims beneficial ownership of these shares except to the extent of his individual partnership interests, but exercises shared voting and investment power with respect these shares. Also includes 75,000 shares, Mr. Yang has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2005.

(10)	Includes indirect holdings of 43,756 common shares in the Perry Investment Partnership, 2,355 common shares in the Perry Residential Trust dated 3/27/99, as amended, Mark W. & Mauree Jane Perry, Trustees, 2 common shares in the MWP Revocable Trust dated 12/01/98, 1,241 shares held by New Enterprise Associates, LLC, 2,317 shares held by New Enterprise Associates VIII, LP and warrants to purchase 1,465,900 shares of our common stock owned of record by New Enterprise Associates 10, LP. Mr. Perry, one of our directors, is a member of New Enterprise Associates, L.L.C. and is a general partner of NEA Partners 10, L.P. (which is the sole general partner of New Enterprise Associates 10, L.P.), and a general partner of NEA Partners VIII, L.P. (which is in turn the general partner of New Enterprise Associates VIII, L.P.). Mr. Perry disclaims beneficial ownership of these shares to the extent he has no actual pecuniary interest, but has shared voting and dispositive power over these shares. Mr. Perry also directly beneficially holds 45,000 shares Mr. Perry has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2005.

(11)	Includes 75,000 shares Mr. Komisar has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2005.

(12)	Includes 286,250 shares Mr. Rogers has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2005. Does not include options to purchase 1,000,000 shares of TiVo common stock (vesting monthly over four years), 1,000,000 stock appreciation rights (vesting monthly over four years) and 350,000 shares of restricted stock (vesting in four equal annual installments on the first four anniversaries of the effective date of the employment agreement) granted to Mr. Rogers in connection with his employment as our President and Chief Executive Officer, effective July 1, 2005.

(13)	Includes 33,750 shares Mr. Uva has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2005.

(14)	Includes 33,750 shares Mr. Fruit has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2005.

(15)	All information regarding FMR Corp. and its affiliates is based on information disclosed in the Schedule 13G filed on February 14, 2005 by FMR Corp, as supplemented by a Form 13F/A filed on May 18, 2005 by FMR Corp. The FMR Corp. Schedule 13G indicates that, at December 31, 2004, (i) Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 8,555,359 of such shares as a result of acting as investment adviser to various investment companies, and the ownership of one investment company, Fidelity Growth Company Fund, amounted to 7,753,259 of such shares and (ii) Fidelity Management Trust Company, a bank that is a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 87,800 of such shares as a result of its serving as investment manager of institutional account(s). The FMR Corp. Schedule 13G indicates that, at December 31, 2004, Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each had sole dispositive power over 8,555,359 of such shares while Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, had sole dispositive and voting power over 87,800 of such shares. The FMR Corp. Form 13F/A, filed on May 18, 2005, indicates that as of March 31, 2005, FMR Corp., held 6,878,359 shares of our common stock, over which they share dispositive power with Fidelity, and FMR Co., Inc. and over which they have no voting authority.

(16)	All information regarding Wellington Management Company, LLP, or Wellington, and its affiliates is based on information disclosed in the Schedule 13G filed on February 14, 2005 by Wellington, as supplemented by a Form 13F filed on May 13, 2005 by Wellington. The Wellington Schedule 13G, as modified by Form 13F, indicates that, at March 31, 2005, Wellington was the beneficial owner of 5,487,000 of such shares as a result of acting as investment adviser to various clients that are the holders of record of such shares. The Wellington Schedule 13G, as supplemented by the Form 13F, indicates that, at March 31, 2005, Wellington had sole dispositive power over 4,463,900 of such shares and shared dispositive power over 1,023,1000 of such shares. Furthermore, Wellington had sole voting power over 1,998,800 of such shares, shared voting power over 1,023,100 of such shares, and no voting power over 2,465,100 of such shares.

(17)	All information regarding America Online, Inc., or AOL, is based on information disclosed in the Schedule 13G filed on February 04, 2005 by Time Warner Inc. The Time Warner Schedule 13G indicates that, at December 31, 2004, Time Warner and AOL were the beneficial owner of 4,351,190 of such shares. The Time Warner Schedule 13G indicates that, at December 31, 2004, Time Warner and AOL had shared dispositive power over 4,351,190 of such shares and shared voting power over 4,351,190 of such shares.

(18)	Includes 4,442,746 shares subject to options exercisable within 60 days of May 10, 2005, of which 54,840 of those shares are subject to repurchase by TiVo at the original exercise price, upon the option holder’s cessation of employment or service to the company prior to the vesting of the shares.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION FOR NAMED EXECUTIVE OFFICERS

The following table shows for the fiscal years ended January 31, 2005, 2004, and 2003, respectively, compensation awarded or earned by our named executive officers, including our Chief Executive Officer, our four other most highly compensated executive officers as of January 31, 2005, and our former Senior Vice President, General Manager of TiVo Technologies.

Summary of Executive Compensation

		Annual Compensation			Long-Term Compensation
Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(1)		Restricted Stock Award(s) ($)			Securities Underlying Options	All Other Compen- sation
Michael Ramsay Chairman of the Board and Chief Executive Officer	2005 2004 2003	$372,500 343,750 325,000		$151,620 199,500 40,625		—		300,000 500,000 150,000		— — —

David H. Courtney Executive Vice President, Group Executive, Corporate Products & Services Group and Chief Financial Officer	2005 2004 2003	$300,000 300,000 300,000		$103,053 359,400 37,500		—		95,000 95,000 100,000		$285,372 689,945 28,900	(2) (3) (4)

Brodie Keast Executive Vice President, General Manager TiVo Service	2005 2004 2003	$282,500 275,000 275,000		$77,164 109,725 24,063	$	— 369,950 —	(5)	120,000 110,000 50,000	$ $	204,111 364,224 —	(6) (7)

James Barton Senior Vice President of Research and Development, Chief Technical Officer and Director	2005 2004 2003	$275,000 275,000 275,000		$62,700 109,725 24,063		—		75,000 105,000 75,000		— — —

Martin Yudkovitz President	2005 2004	$315,558 251,308		$261,250 281,850		—		— 550,000		$452,279 60,691	(8) (9)

Ta-Wei Chien Senior Vice President, General Manager of TiVo Technologies	2005 2004 2003	$194,000 275,000 275,000	$	— 109,725 24,063		—		— 95,000 75,000		$94,905 — —	(10)

(1)	Reflects bonuses earned during the referenced fiscal year but paid during the succeeding fiscal year.

(2)	The All Other Compensation amount disclosed for Mr. Courtney in fiscal 2005 consists of $285,372 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Courtney.

(3)	The All Other Compensation amount disclosed for Mr. Courtney in fiscal 2004 consists of $689,945 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Courtney.

(4)	The All Other Compensation amount disclosed for Mr. Courtney in fiscal 2003 consists of $28,900 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Courtney.

(5)	The Restricted Stock Award amount disclosed for Mr. Keast in fiscal 2004 represents a total of 35,000 shares granted pursuant to a Restricted Stock Bonus Agreement. The value is determined on the date of grant and based on the closing price of TiVo’s stock on July 21, 2003 ($10.57). The value of these shares as of January 31, 2004 was $358,050 based on the closing price of our common stock on January 30, 2004 ($10.23). The shares vest quarterly over two (2) years from the date of grant, assuming continued employment with TiVo. Mr. Keast will be entitled to receive dividends (if any) paid on TiVo shares.

(6)	The All Other Compensation amount disclosed for Mr. Keast in fiscal 2005 consists of $204,111 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Keast.

(7)	The All Other Compensation amount disclosed for Mr. Keast in fiscal 2004 consists of $364,224 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Keast.

(8)	The All Other Compensation amount disclosed for Mr. Yudkovitz in fiscal 2005 consists of $79,482 for reimbursement of personal travel expenses, $25,078 for Company-paid life insurance premiums, the pay-out of accrued vacation time of $22,335 in connection with Mr. Yudkovitz’s resignation on January 31, 2005 as well as the continued payment of salary for one year in the amount of $302,500 and the continued payment of health insurance premiums for one year in the amount of $22,884, each in connection with Mr. Yudkovitz’s severance agreement.

(9)	The All Other Compensation amount disclosed for Mr. Yudkovitz in fiscal 2004 consists of $59,207 for reimbursement of personal travel expenses, and $1,484 for Company-paid life insurance premiums.

(10)	The All Other Compensation amount disclosed for Mr. Chien in fiscal 2005 consists of $94,905 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Chien.

STOCK OPTION GRANTS AND EXERCISES

TiVo grants stock options to its executive officers under its Amended & Restated 1997 Equity Incentive Plan and Amended & Restated 1999 Equity Incentive Plan. As of January 31, 2005, options to purchase a total of 15,157,273 shares were outstanding under the Amended & Restated 1997 and 1999 Equity Incentive Plans, and 15,066,157 shares were available for future option grants under these plans. The following tables show, for the fiscal year ended January 31, 2005, certain information regarding options granted to, exercised by, and held at year-end by, the named executive officers listed on the “Summary of Executive Compensation” table above. The exercise price of each option granted was equal to the fair market value of TiVo’s common stock as quoted on the NASDAQ for the date of grant. The exercise price may be paid in cash or in shares of TiVo’s common stock valued at fair value on the exercise date.

On June 23, 2005, the Board of Directors amended our Amended & Restated 1999 Equity Incentive Plan to permit the grant of stock appreciation rights to our employees, directors and consultants. The plan defines a stock appreciation right as the right to receive shares of our common stock with an aggregate fair market value equal to the excess of the fair market value of a specified number of shares of common stock on the date the stock appreciation right is exercised over the fair market value of such number of shares of common stock on the date the stock appreciation right was granted as set forth in the applicable award agreement. Stock appreciation rights granted under the plan must have an exercise price that is at least equal to the fair market value of a share of our common stock on the date of the grant. Stock appreciation rights granted under the plan only may be settled in shares of our common stock.

The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% or 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

•	subtracting from that result the aggregate option exercise price.

The shares listed in the following table under “Number of Securities Underlying Options Granted” are subject to vesting. These stock options vest ratably over 48 months with the exception of (1) options to purchase 223,000 shares granted to Mr. Ramsay on May 3, 2004 that vest 20%, 30%, and 50% on April 24, 2005, 2006, and 2007, respectively; (2) options to purchase 25,000 shares granted to each of Messrs. Barton, Courtney, and Keast on May 3, 2004 that vest 100% upon the earlier of attainment of specified Company goals or April 23, 2008; and (3) options to purchase 50,000 shares granted to Mr. Courtney on May 3, 2004 that vests 100% upon the attainment of specified Company goals. Each of the options has a ten-year term, subject to earlier termination if the optionee’s employment or service with the Company ceases. Under certain circumstances following a change of control, the vesting of a portion of such option grants may accelerate and become immediately exercisable.

Percentages shown under “Percent of Total Options Granted to Employees in Fiscal Year Ended January 31, 2005” are based on options to purchase 3,825,750 shares of TiVo’s common stock granted to TiVo’s employees during fiscal 2005.

Option Grants During the Fiscal Year Ended January 31, 2005

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year Ended January 31, 2005	Exercise of Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
Michael Ramsay	300,000	7.84%	$7.18	5/03/2014	$1,354,639	$3,432,921
David H. Courtney	95,000	2.48%	$7.18	5/03/2014	$428,969	$1,087,092
Brodie Keast	120,000	3.14%	$7.18	5/03/2014	$541,856	$1,373,169
James Barton	75,000	1.96%	$7.18	5/03/2014	$338,660	$858,230
Martin Yudkovtiz	—	—	—	—	—	—
Ta-Wei Chien	—	—	—	—	—	—

The following table sets forth the number and value of securities underlying unexercised options that are held by the named executive officers listed on the “Summary of Executive Compensation” table above. Amounts shown under the column “Value Realized” include the proceeds received from the options exercised, which is calculated by multiplying the deemed fair value per share on the date of exercise less the option exercise price per share times the number of shares exercised. Amounts shown under the column “Value of Unexercised, In-the-Money Options at January 31, 2005” are based on the closing price of TiVo’s common stock, $4.01, on January 31, 2005, as reported on the NASDAQ National Market, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. TiVo’s stock option plans allow for the early exercise of options granted to employees prior to August 8, 2001. For options granted subsequent to August 8, 2001, options are exercisable as vested. All options exercised early are subject to repurchase by TiVo at the original exercise price, upon the option holder’s cessation of employment or service to the Company prior to the vesting of the shares.

Aggregated Option Exercises During the Fiscal Year Ended January 31, 2005,

and Option Values as of January 31, 2005

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at January 31, 2005 (#) Exercisable/ Unexercisable	Value of Unexercised, In-the-Money Options at January 31, 2005 ($) Exercisable/ Unexercisable
Michael Ramsay	—	—	1,315,414 /709,586		$125,000 / $5,500
David H. Courtney	39,250	$285,372	446,863 /176,669		$250,848 / $4,583
Brodie Keast	27,500	$204,111	488,746 / 190,004		$18,867 / $36,921
James Barton	—	—	455,830 / 149,170		$62,500 / $2,750
Martin Yudkovitz	—	—	347,905 / 202,095	$	— / $ —
Ta-Wei Chien	10,000	$94,905	446,454 / —		$55,416 / $ —

EQUITY COMPENSATION PLAN INFORMATION

We maintain the Amended & Restated 1997 and 1999 Equity Incentive Plans, the Amended & Restated 1999 Non-employee Directors’ Stock Option Plan, the Amended & Restated 1999 Employee Stock Purchase Plan, pursuant to which we may grant equity awards to eligible persons.

The following table gives information as of January 31, 2005 about equity awards under our stock option plans and warrants:

Plan Category	Number Of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants And Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants And Rights (b)		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders(1)	15,417,273	(2)	$8.48	(2)	16,513,429	(3)
Equity Compensation Plans Not Approved by Security Holders(4)	4,988,644		$6.23		0

Total	20,405,917		$7.93		16,513,429

(1)	These plans consist of the: (i) Amended & Restated 1997 Equity Incentive Plan; (ii) Amended & Restated 1999 Equity Incentive Plan; (iii) Amended & Restated 1999 Non-employee Directors’ Stock Option Plan; and (iv) Amended & Restated 1999 Employee Stock Purchase Plan.

(2)	The Company is unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Amended & Restated 1999 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Amended & Restated 1999 Employee Stock Purchase Plan. Accordingly, the number of shares listed in column (a) and the weighted average exercise priced described in column (b) apply only to options outstanding under the Amended & Restated 1997 and 1999 Equity Incentive Plans and the Amended & Restated 1999 Non-employee Directors’ Stock Option Plan. The Amended & Restated 1999 Employee Stock Purchase Plan provides that shares of the Company’s common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase price date applicable to such offering period, which ever is lower.

(3)	Of these shares of common stock, 475,430 remain available for future issuance under the Amended & Restated 1997 Equity Incentive Plan, 14,590,727 remain available for future issuance under the Amended & Restated 1999 Equity Incentive Plan and 668,333 remain available for future issuance under the Amended & Restated 1999 Non-employee Directors’ Stock Option Plan and 778,939 remain available for future issuance Amended & Restated 1999 Employee Stock Purchase Plan. The number of shares authorized for option grants under the Amended & Restated 1999 Equity Incentive Plan is subject to an annual increase of the greater of 7% of diluted shares outstanding or 4,000,000 shares, up to a maximum of 40,000,000 shares. The number of shares authorized for option grants under the Amended & Restated 1999 Non-employee Directors’ Stock Option Plan is subject to an annual increase of 100,000 shares. The number of shares authorized for issuance under the Amended & Restated 1999 Employee Stock Purchase Plan is subject to an annual increase on each October 31 through October 31, 2008, equal to the lesser of (i) 5% of the outstanding shares of common stock on a diluted basis, (ii) 500,000 shares, or (iii) a smaller number as determined by the Board.

(4)	These plans consist of: (i) Three year warrants granted to certain institutional investors to purchase 1,323,120 shares of TiVo common stock; (ii) Four year warrants granted to the same institutional investors to purchase 1,323,120 shares of TiVo common stock; (iii) Five year warrants granted to convertible noteholders to purchase 2,046,570 shares of TiVo common stock; (iv) Five year warrants granted to investment bankers in conjunction with the issuance of convertible notes to purchase 145,834 shares of TiVo common stock; and (v) a stock option grant of 150,000 shares was made to a new employee with an option price less than fair market value of the Company’s common stock for the date of grant. These stock options were granted as part of a compensation package pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) without stockholder approval.

For additional information on the material features of the warrants and the September 2004 stock option granted without stockholder approval that we have issued, please see Note 10 and 11 to Item 8, respectively, to our consolidated financial statements for the fiscal year ended January 31, 2005 included in our Annual Report on Form 10-K, filed with the SEC on April 15, 2005.

COMPENSATION OF DIRECTORS

Standard Arrangements: Directors who are also executive officers do not receive any additional compensation for serving as members of the Board or any other committee of the Board. Each non-employee director of TiVo is eligible for reimbursement for his expenses incurred in connection with attendance at Board meetings in accordance with our policy.

Additionally, non-employee directors are compensated as follows:

Each non-employee director receives stock option grants under the Amended & Restated 1999 Non-Employee Directors’ Stock Option Plan. Only non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code of 1986, as amended) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by us not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, non-employee directors are granted a nonstatutory option to purchase 50,000 shares of common stock on the date on which such person was first elected or appointed a director. These initial option grants under the Directors’ Plan vest over a two-year period at a rate of 1/24th per month. In addition, on the day after each of our annual meetings of stockholders, each non-employee director automatically receives an option for 25,000 shares if the director has been a non-employee director for at least the prior eighteen months. These options are fully vested upon grant. The exercise price of options under the Directors’ Plan will be equal to the fair market value of the common stock on the date of grant.

The option term is 10 years, but it terminates three months after the optionholder’s service as a director, an employee or a consultant to TiVo or its affiliates terminates. If such termination is due to the optionholder’s disability, the exercise period is extended to 12 months. If such termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the exercise period is extended to 18 months following death. The optionholder may transfer the option by gift to immediate family or for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder’s death. Otherwise, the option exercise rights will pass by the optionholder’s will or by the laws of descent and distribution. Transactions not involving receipt of consideration by TiVo, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the Directors’ Plan and to outstanding options. In that event, the Board will appropriately adjust the Directors’ Plan as to the class and the maximum number of shares subject to the Directors’ Plan and subject to future option grants. It also will adjust outstanding options as to the class, number of shares and price per share subject to such options. Upon a change in control of TiVo, the vesting and exercisability of outstanding options will accelerate, and the options will terminate unless an acquiring corporation assumes or replaces outstanding options.

During fiscal 2005, TiVo granted options to purchase 120,000 shares to four non-employee directors of TiVo, at an exercise prices per share of $9.05 and options to purchase 125,000 shares to five non-employee director of TiVo, at an exercise prices per share of $5.02. As of January 31, 2005, options to purchase 410,000 shares of common stock are outstanding, of which 330,833 are exercisable under the 1999 Non-Employee Directors’ Stock Option Plan.

The Board approved a Directors’ Compensation Program during its November 2002 Board Meeting. This compensation program was established in recognition of the increased demands placed upon independent directors. In addition to the option grants mentioned above, directors now receive annual cash compensation for service on the Board as well as committees. Independent directors are paid a retainer of $15,000 per year, committee chairs each receive an additional $2,000 for each committee meeting attended and committee members each receive an additional $1,000 for each committee meeting attended.

Other Arrangements: On October 11, 2004, we hired Thomas S. Rogers, a current Director of TiVo Inc., as Vice Chairman of the Board of Directors for a twelve-month term ending on October 10, 2005. As Vice Chairman, Mr. Rogers worked more closely with the Company across a range of strategic areas.

We entered into an employment agreement with Mr. Rogers for the twelve-month duration of his term as Vice Chairman. Pursuant to this agreement, Mr. Rogers was paid cash compensation of $100,000 (payable 1/3 on the effective date of his employment agreement, 1/3 on the ninety day anniversary of his employment agreement, and the remainder on the one hundred and eighty day anniversary of his employment agreement) and was granted 250,000 stock options (vesting 83,333 on the date of grant, 83,333 on the ninety day anniversary of the date of grant, and 83,334 on the one hundred and eighty day anniversary of the grant) as compensation for his service as Vice Chairman. The vested stock options will remain vested until three months after Mr. Rogers ceases continuous employment with us unless Mr. Rogers is involuntarily terminated by us, in which case, any unvested stock options will become exercisable until the later of the eighteen month anniversary of the stock option grant or the three month anniversary of Mr. Rogers’s involuntary termination. All payments to be made under the agreement to Mr. Rogers have already been made, and all options granted to Mr. Rogers under this agreement have already vested.

Concurrent with the Board’s approval of hiring Mr. Rogers as Vice Chairman, he resigned from the Nominating and Governance Committee and the Compensation Committee of the Board effective as of the date of his employment. Mr. Rogers remains a member of our Board, but, as a result of his employment with us, he no longer qualifies as an independent Director under Nasdaq Marketplace Rule 4200(a)(15).

EMPLOYMENT CONTRACTS, EMPLOYMENT SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Rogers Employment Agreement. In connection with the hiring of Thomas S. Rogers, the Vice Chairman of the Board of Directors, as the new President and Chief Executive Officer of TiVo, effective July 1, 2005, we entered into an at-will employment agreement with Mr. Rogers for his position as President and Chief Executive Officer of TiVo. Pursuant to this agreement, Mr. Rogers is required to devote substantially all of his business time, attention and energies to the business of TiVo, and he shall perform his duties at TiVo’s offices in Alviso, California and at an office to be maintained by TiVo for Mr. Rogers in New York City. Mr. Rogers will be paid cash compensation of $750,000 per year and a target annual bonus of $500,000 per year based on criteria established by the Board’s Compensation Committee. As part of his compensation for his service as President and Chief Executive Officer for fiscal 2005, Mr. Rogers will be paid a pro-rated portion of his target annual bonus based on the number of days worked during the fiscal year.

As part of his compensation, Mr. Rogers also will be granted stock awards, effective July 1, 2005, comprised of options to purchase 1,000,000 shares of TiVo common stock (vesting monthly over four years), 1,000,000 stock appreciation rights (vesting monthly over four years) and 350,000 shares of restricted stock (vesting in four equal annual installments on the first four anniversaries of the effective date of the employment agreement). In the event that, following the second anniversary of Mr. Rogers’s date of hire, he elects to have TiVo engage a full-time replacement Chief Executive Officer so that he may be elected Chairman of the Board, the vesting period of his stock awards described above will be extended to twice the length of the remaining vesting period at the time of such role conversion, and the number of stock awards vesting on each date will be proportionately adjusted to reflect the extension.

Pursuant to the employment agreement, so long as Mr. Rogers is serving as our President and Chief Executive Officer, he will be nominated to, and if elected by the stockholders of TiVo, be a member of, our Board of Directors.

Pursuant to the employment agreement, we will provide Mr. Rogers with air travel from New York City to Alviso, California, a furnished apartment within 15 miles of our Alviso, California offices, an automobile for Mr. Rogers’s use while working out of our Alviso, California offices and reimbursement for other out-of-pocket expenses defined in the employment agreement appropriate for a chief executive officer of Mr. Rogers’s stature.

The employment agreement provides that, in the event Mr. Rogers’s employment agreement is terminated as a result of his death or disability, then the greater of (1) 50% of his unvested stock awards or (2) such number of stock awards as would vest if such termination were a result of his termination without “cause” (as defined in the agreement) or resignation for “good reason” (as defined in the agreement), will vest on the date of termination.

The employment agreement also provides that, in the event Mr. Rogers’s employment is terminated by us other than for “cause” (as defined in the agreement) or if he resigns for “good reason” (as defined in the agreement), he will receive eighteen months of salary continuation payments, payable in three equal installments (one-third upon termination, one-third 6 months following termination and one-third 12 months following termination), provided that any amount of salary continuation payments that is unpaid as of the date that is the later of 2.5 months after the end of the calendar year in which Mr. Rogers’s date of termination occurs or 2.5 months after the end of our fiscal year in which Mr. Rogers’s date of termination occurs shall be paid in cash in a lump sum no later than such date. Mr. Rogers will also receive eighteen months of continued life and disability coverage (such coverage will terminate on the date Mr. Rogers obtains substantially similar coverage due to subsequent employment, if applicable). Assuming attainment of applicable performance criteria for the fiscal year in which Mr. Rogers’s employment terminates, Mr. Rogers will receive a pro-rated bonus based upon the actual number of days worked during the fiscal year, payable in a lump sum when bonuses for the fiscal year are paid to other executives. Additionally, that portion of Mr. Rogers’s stock awards that would have vested if he had remained employed for an additional twelve months will immediately vest on the date of termination (treating Mr. Rogers’s restricted stock for this purpose as if it were subject to monthly vesting for the period following the next regularly scheduled vesting date), and each stock award will remain exercisable for the remainder of its original term. Mr. Rogers’s receipt of these severance benefits is conditioned upon his execution of a release.

Change of Control Severance Agreements. Each of our executive officers, and substantially all of our vice presidents, have executed a change of control severance agreement with us. Mr. Rogers also entered into a change of control severance agreement with us when he was named President and Chief Executive Officer, effective July 1, 2005. Pursuant to the terms of these agreements, in the event that, within thirteen months following a “change of control,” as described below, an executive officer or a vice president is terminated other than for “cause” or due to a “disability,” each as defined in the agreements, or the executive officer or vice president terminates his or her employment for “good reason,” as defined in the agreements, the executive officer or vice president will be entitled to a lump sum payment equal to a percentage of his or her annual base salary and targeted annual bonus of which such percentage is 100% for the Chief Executive Officer, 75% for the Executive and Senior Vice Presidents, and 50% for the Vice Presidents. In addition, the same percentage (as specified above) of options held by the terminated executive officer or vice president will become vested and any restrictions on that specified percentage of shares granted to the executive officer or vice president will immediately lapse. We have also agreed to provide the following benefits to any terminated executive officer or vice president:

•	continued directors’ and officers’ liability insurance for a period of six years not to exceed one hundred fifty percent (150%) of the per annum rate of premium currently paid by us for the insurance; and

•	medical benefits for a period not to exceed 6 months for Vice Presidents, 9 months for Executive and Senior Vice Presidents, and 18 months for the President and Chief Executive Officer from the date of termination.

These agreements do not obligate our executive officers or vice presidents to mitigate losses by seeking other employment or otherwise, and the benefits under these agreements will not be reduced by compensation earned through employment by another employer. These agreements, with the exception of the agreement with Mr. Rogers, which has an initial term from July 1, 2005 until December 31, 2007, have one-year terms that automatically renew each January 1 unless we notify the executive officers or vice presidents by no later than December 15 of the preceding year.

A “change of control” under these agreements will be deemed to have occurred in the event of:

(i)	a sale, lease or other disposition of all or substantially all of our assets;

(ii)	a sale by the holders of our voting stock to another corporation and/or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of eighty percent (80%) or more of the combined voting power of all classes of our voting stock entitled to vote; provided, however, that if such corporation and/or its subsidiaries acquires less than eighty percent (80%) of the combined voting power of all classes of our voting stock entitled to vote shall nonetheless constitute a change of control if it results in such corporation having the right to appoint a majority of the members of the Board;

(iii)	a merger or consolidation in which we are not the surviving corporation; or

(iv)	a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Additionally, our Amended & Restated 1997 Equity Incentive Plan and our Amended & Restated 1999 Equity Incentive Plan provide for vesting of options upon a “change of control,” as defined in the plans, in the event that during the first thirteen months following the change of control, the option holder’s employment is terminated by the company other than for cause or the employee terminates his or her employment due to a constructive termination. If the change of control provisions are triggered, all employees would be entitled to acceleration of twenty-five percent (25%) of their unvested options, while vice presidents and higher would be entitled to acceleration of fifty (50%) of their unvested options.

General Release and Separation Agreement between Martin J. Yudkovitz and TiVo Inc. On January 31, 2005, Marty Yudkovitz resigned as President of TiVo. In connection with the resignation, we entered into a General Release and Separation Agreement with Mr. Yudkovitz. Under the General Release and Separation Agreement, we provided severance benefits to Mr. Yudkovitz consisting of his current salary and benefits for twelve months. He also received his yearly and milestone bonuses amounting to cash payments of $205,000 and the remaining installment payment of his sign-on bonus equaling $18,750. He also became vested in 150,000 previously granted stock options and had the right to exercise them for a period of 90 days in accordance with our Amended & Restated 1999 Equity Incentive Plan. Additionally, he became vested and had the right to exercise 247,905 previously granted stock options for a period of 90 days from February 28, 2005. In exchange for these benefits, Mr. Yudkovitz released and waived claims he might have had against us and remained with TiVo in a consulting capacity for a period of time.

Amended and Restated Consulting Agreement between Ta-Wei Chien and TiVo Inc. On October 11, 2004, we entered into an Amended and Restated Consulting Agreement, effective August 3, 2004, with Ta-Wei Chien, TiVo’s former Senior Vice President, General Manager of TiVo Technologies.

Mr. Chien resigned from the Company effective August 3, 2004. The Amended and Restated Consulting Agreement, restates and supersedes the Consulting Agreement between the Company and Mr. Chien, dated August 3, 2004. In exchange for his transition-related consulting services during the term of this agreement, the Company has agreed to immediately accelerate the vesting of Mr. Chien’s stock options that would have vested between

August 3, 2004 and May 2, 2005 and that these stock options, along with his previously vested stock options, will remain exercisable during the nine month term of his consulting agreement and for ninety days thereafter.

TiVo Inc. Severance Plan For Full-Time Senior Executives. The TiVo Inc. Severance Plan for Full-Time Senior Executives was established to provide TiVo with continuity, stability, and retention of its senior leadership during its transition between Chief Executive Officers. This Plan shall remain in effect from the date of its approval by the Compensation Committee in March 2005 until July 1, 2006, the date that is twelve (12) months after the date Mr. Rogers’s role as the new President and Chief Executive Officer becomes effective. Only the Company’s Executive and Senior Vice-Presidents, including Mr. Courtney, Mr. Keast, Mr. Barton, Mr. Roberts, and Mr. Wisk, are eligible to participate. The Plan can only be triggered in the event any of the participants was involuntarily terminated without cause or voluntarily terminated with good reason (defined as a downward change in title, salary, or relocation of more than 50 miles). In the event of a Change of Control, the existing Change of Control agreement for participants will supersede the Plan. If triggered, in exchange for a release of all claims against the Company at the time of termination, a participant would receive from the date of termination: twelve (12) months of accelerated vesting of any unvested stock grants; medical, dental, vision, and life insurance benefits for twelve (12) months; and guaranteed base salary for six (6) months plus an additional six (6) months of salary in the amount of any difference between the participant’s former salary and any new salary the participant may receive from any new employment. The Plan specifically excludes payment of any future executive bonuses.

TiVo Inc. Fiscal Year 2006 Six and Twelve Month Bonus Plans for Executives. The terms of the TiVo Inc. Fiscal Year 2006 Six and Twelve Month Bonus Plans for Executives (each the “Six Month Plan” and “Twelve Month Plan”, and together the “Plans”) have been established to reward the Company’s executives for assisting the Company in achieving its operational goals through exemplary performance. Under the Plans, cash bonuses and restricted stock grants, if any, will be based on the achievement of specified corporate goals, as determined by the Compensation Committee and/or the Board.

Target cash bonuses for executives (excluding the Company’s Chief Executive Officer whose target is 70%) under the Plans for fiscal year 2006 range from 30% to 50% of the recipient’s base salary. Each executive will also be eligible to receive a matching grant of restricted stock under the Twelve Month Plan whose fair market value on the date of grant will be equal to the executives target cash bonus under the Plans. These restricted stock grants under the Twelve Month Plan will vest 100% after one year from the date of grant. The amount of actual bonuses will be based on the achievement of objective Company performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee. The objective Company performance goals will be based on meeting certain goals with respect to the Company’s financial performance, subscription growth, product innovation and distribution, and employee recruitment and retention, as well as other Company performance goals that may be determined by the Compensation Committee. Under the Six Month Plan, the Company’s executives will be eligible to receive up to half of their full fiscal year 2006 bonuses at the mid-point of the Company’s fiscal year based upon the Compensation Committee’s assessment of the Company’s progress towards achievement of its pre-determined performance goals for fiscal year 2006. Mr. Ramsay’s participation in the Plans will be prorated based upon the period of time in which he continued to serve as CEO during fiscal year 2006. Mr. Rogers’s participation in the Plans will be prorated based on the period of time he serves as President and Chief Executive Officer during fiscal 2006. The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a matter of policy all transactions between TiVo and any of its officers, directors or principal stockholders, are approved by the Audit Committee or a majority of the independent and disinterested members of the Board, are on terms no less favorable to TiVo than could be obtained from unaffiliated third parties, and are in connection with bona fide business purposes.

Directors and Executive Officers.

TiVo has entered into indemnity agreements with substantially all of its directors and executive officers that provide, among other things, that TiVo will indemnify these persons, under circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be a party by reason of his or her position as a director, and otherwise to the full extent permitted under Delaware law and TiVo’s Amended & Restated Bylaws.

DIRECTV.

In June 2004, the Company determined that DIRECTV no longer met its definition of a related party relationship because DIRECTV’s representative on the Company’s board of directors, resigned from the board. Soon, thereafter, DIRECTV notified the Company that it sold its equity position in the Company so that it no longer held an equity position of 5% or more.

On February 15, 2002, the Company entered into a new product development agreement (the “Development Agreement”) and a services agreement (the “Services Agreement”) with DIRECTV, Inc., with whom it jointly introduced the first DIRECTV receiver with the Company’s digital video recording technology in October of 2000. The Development Agreement provides for the development of the next generation DIRECTV-TiVo combination receiver known as the “Provo receiver” and for software upgrades to the existing combination receivers, known as “Reno receivers,” to enable customers to receive the upgraded DVR functionality.

Under the terms of the Development Agreement, DIRECTV has agreed to pay TiVo a technology development fee to develop a next-generation DIRECTV receiver based on the Company’s Series2 digital video recording technology platform.

Under this agreement, DIRECTV will assume primary responsibility for customer acquisition and support for all next-generation DIRECTV receivers, as well as packaging and branding of DIRECTV’s digital video recording services. The revenue share provision on the Reno receivers was discontinued and replaced by a per-account monthly fee that DIRECTV would pay to TiVo. Therefore, under this new agreement, the relationship with the consumer was changed so that DIRECTV provides primary customer service and support to DIRECTV subscribers with TiVo Service. Additionally, DIRECTV is obligated to absorb all customer acquisition costs. The Company provides server support and limited customer support. The per-account monthly fees paid by DIRECTV for the Company to provide server support and limited customer support are recognized as service revenues as the services are provided.

The term of the Development Agreement is five years and includes a minimum volume commitment from DIRECTV to deploy next-generation DIRECTV receivers with the Company’s digital video recording technology. Under the terms of the agreement, DIRECTV has the option to fulfill its obligations under the minimum volume commitment with a one-time cash payment to the Company. Under the agreement, DIRECTV additionally has the option to purchase a non-exclusive license of the Company’s digital video recording technology. In connection with its exercise of this option, DIRECTV would be required to pay TiVo an up-front fee, per-unit royalties and other fees. The technology license that DIRECTV has the election of exercising is similar in price and structure to other client and server technology source licenses sold to one customer and offered to other customers.

On October 31, 2002, the Company entered into the First Consolidated Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment revised provisions related to, among other things, the manufacturing release date of the Two-Chip option. On December 20, 2002, the Company entered into the Second Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment revises provisions relating to, among other things, the specifications, development schedules, milestone payment schedule and transition services for the development and manufacture of Series2 DIRECTV receivers and new versions of the associated client software. On January 8, 2003, the Company entered into the Third Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment adds provisions relating to, among other things, the product requirements, the development schedule and the milestone payment schedule for the development of a TiVo-DIRECTV combination device capable of receiving and recording high-definition television signals and new versions of the associated client software. The amendment also revises provisions relating to, among other things, various obligations of the parties under the Development Agreement. On April 17, 2003, the Company entered into the Fourth Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment revises provisions relating to, among other things, hardware and software requirements and development schedules under the Development Agreement. The Company also entered into the Fourth and Fifth Amendments to Development Agreement dated as of April 17, 2003 and December 19, 2003, respectively, with DIRECTV. These amendments revise provisions relating to, among other things, hardware and software requirements and development schedules under the Development Agreement. The Company entered into the Sixth Amendment to Development Agreement dated as of April 30, 2004 with DIRECTV. This amendment revises provisions relating to, among other things, the versions of TiVo software covered by the Development Agreement.

The Services Agreement provides DIRECTV the option to license certain authoring tools from TiVo that would allow DIRECTV to distribute automatic recording capabilities and delivery of promotional video to a receiver’s hard-disk drive. In exchange for the Company’s license to use the software tools that allow DIRECTV to distribute these services directly, DIRECTV has agreed to pay TiVo a fee. The license is granted to DIRECTV in exchange for the fee on an annual basis and is renewable up to four times. The term of the Services Agreement is three years. The Company entered into a new services agreement with DIRECTV on March 31, 2005. Under this Amended and Restated Services Agreement, DIRECTV has agreed to continue to distribute features of the TiVo service that enable advanced automatic recording capabilities and the delivery of promotional video to DIRECTV receivers with TiVo service. Subject to certain restrictions, both DIRECTV and TiVo may sell advertising and audience measurement data under the agreement, with each party retaining all their respective revenues generated from such sales. The agreement also provides for DIRECTV to receive certain audience measurement reports from TiVo related to use of DIRECTV DVR receivers with the TiVo service, and for TiVo to sell additional custom research services to DIRECTV and DIRECTV advertising clients at the request of DIRECTV. The term of the Amended and Restated Services Agreement expires concurrently with termination or expiration of the development agreement previously entered into between the parties.

The Company also signed an Amendment to Marketing Agreement and Tax Agreement with DIRECTV on February 15, 2002. The Amendment to Marketing Agreement and Tax Agreement amends the Marketing Agreement dated April 13, 1999 and the Tax Agreement dated July 24, 2001. The amendment provides that several terms of the Marketing Agreement, including those relating to, among other things, the billing system, customer service and customer data, be replaced by the terms set forth in the Development Agreement. In conjunction with the execution of the Development Agreement, the amendment also revises provisions relating to, among other things bandwidth allocation, promotional activities, the subscriber billing system and certain indemnification obligations set forth in the Marketing Agreement. Additionally, this amendment affirms that revenue share arrangements with DIRECTV for TiVo stand-alone receivers are permanent and does not change the revenue share arrangements previously in effect for which DIRECTV receives a percentage of TiVo’s subscription revenues attributable to DIRECTV/TiVo subscribers. These amounts are included in sales and marketing expense. For product lifetime subscription revenue share, the Company capitalized upfront revenue share payments and expenses those ratably over a four-year period, in the same manner that it recognizes product lifetime subscription revenues. Monthly subscription revenue share is expensed on a monthly basis as they are earned by DIRECTV. The Amendment also modifies the Company’s indemnity obligations under the Tax Agreement, entered into with DIRECTV as of July 24, 2001, such that, following a specific milestone date set forth in the Development Agreement, DIRECTV will have responsibility for taxability determinations.

The Company entered into the Second Consolidated Amendment to Marketing Agreement, dated as of June 30, 2003 and Amendment No. 1 to the Services Agreement, dated as of October 3, 2003. These amendments revise provisions relating to, among other things, the amount, timing and duration of revenue share payments made by the Company to DIRECTV for each subscription from integrated DIRECTV satellite receivers with TiVo service.

During the fiscal years ended January 31, 2005, 2004, and 2003, the Company recognized $21.1 million, $11.6 million and $12.6 million, respectively, in DIRECTV-related service revenues which include subscription revenues and DIRECTV-related advertising revenues. During the fiscal years ended January 31, 2005, 2004, and 2003, the Company recognized $2.0 million, $5.5 million and $5.3 million, respectively, in revenue for engineering professional services related to the Development Agreement, as previously disclosed in Note 14 to Item 8. of TiVo’s Form 10-K for the year ended January 31, 2005, filed with the Securities and Exchange Commission on April 15, 2005.

Hughes Network Systems.

On August 31, 2000 the Company entered into a Technology License Agreement with Hughes Network Systems for the manufacture and distribution of digital video recorders that enable the TiVo Service. Subject to certain limitations, the agreement grants Hughes the right to manufacture and sell digital video recorders that enable the TiVo Service in the United States. Hughes was also granted the right to manufacture and sell digital video recorders in the United States that incorporate both DIRECTV’s satellite receiver and the TiVo Service. The Company also granted Hughes a license to TiVo technology for the purpose manufacturing digital video recorders and other devices that enable the TiVo Service.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act.

The Compensation Committee of the Board of Directors is currently composed of Messrs. Uva and Yang, neither of whom are currently officers or employees of TiVo. Mr. Rogers was a member of the Committee until October 2004. The Committee is responsible for establishing TiVo’s compensation programs for its directors and executive officers and for administering our stock option incentive plans. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

The goals of the compensation program are to align compensation with achievement of business objectives and performance and to enable TiVo to attract, retain and reward executive officers and other key employees who contribute to the long-term success of TiVo and to motivate them to enhance long-term stockholder value. In all instances, the Committee emphasizes the principle of rewarding performance. Key elements of this philosophy are:

•	TiVo pays competitively by reviewing executive compensation information derived from a survey of U.S.-based companies whose revenue levels and industry are generally considered to be comparable to TiVo. Although the Committee does not use a specific formula to set pay in relation to this market data, it generally sets executive officer annual base salary and annual incentives above the average salaries for comparable jobs in the marketplace.

•	TiVo maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	TiVo provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to its business challenges and opportunities as owners and not just as employees.

Components of Compensation

Base Salary. The Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

Annual Incentives. The annual executive bonus plan is based on strategic, operational and functional performance. The actual incentive award earned depends on the extent to which corporate and individual performance objectives are achieved. At the start of each year, the Committee and the full Board review and approve the annual performance objectives for TiVo and individual officers. TiVo’s objectives consist of operating, strategic and financial goals that are considered to be critical to its fundamental long-term goal of building stockholder value. For the fiscal year ended January 31, 2005, these goals included the achievement of subscription growth and revenue targets, the attainment of operating profit and cash flow objectives, increased service distribution goals, and the timely release of service enhancements.

After the end of the fiscal year, the Committee evaluates the degree to which TiVo has met its goals and evaluates the leadership team’s performance against the objectives. Bonuses are awarded based on the team’s performance during the year. Awards are paid in cash, and distributions are made in March following the performance year.

Beginning in fiscal year 2006, executives will also be eligible, six months into the year, to receive a portion of their annual performance bonus based on the Company’s progress towards the annual performance objectives established by the Committee at the beginning of the year pursuant to the Fiscal Year 2006 Six Month Bonus Plan for Executives.

Long-Term Incentives. TiVo’s long-term incentive program consists of the Amended & Restated 1997 and 1999 Equity Incentive Plans. The equity incentive program utilizes vesting periods (generally four years for stock option grants) to encourage key employees to continue in its employ. Through equity grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Employees receive value from these grants only if the common stock appreciates over the long-term.

The size of grants is determined based on practices at leading companies in the technology industry and TiVo’s philosophy of significantly linking executive compensation with stockholder interests. The Committee believes this approach creates an appropriate focus on longer-term objectives and promotes executive retention.

Pursuant to the Fiscal Year 2006 Twelve Month Bonus Plan for Executives, executives will also be eligible to receive a matching grant of restricted stock whose fair market value on the date of grant will be equal to the executives target cash bonus under the Twelve Month Bonus Plan. These restricted stock grants under the Twelve Month Bonus Plan will vest 100% after one year from the date of grant.

Other Compensation. TiVo’s executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including TiVo’s Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

Severance Plan For Senior Executives. For a limited period of time, the Committee also established a severance plan for the Company’s senior leadership to provide continuity, stability, and retention during the Company’s transition between Chief Executive Officers. The plan remains in effect only until twelve (12) months after the date a new Chief Executive Officer is hired by the Company. Pursuant to the plan, only the Company’s Executive and Senior Vice-Presidents, including Mr. Courtney, Mr. Keast, Mr. Barton, Mr. Roberts, and Mr. Wisk, are eligible to receive certain specified benefits and salary under limited circumstances, such as their involuntarily termination without cause.

Corporate Performance and Chief Executive Officer Compensation

Mr. Ramsay’s base salary at the end of fiscal 2005 as Chief Executive Officer was $380,000. The Committee kept Mr. Ramsay’s base annual salary through fiscal year ending January 31, 2006 at $380,000. This amount, in addition to annual incentives consisting of a fiscal 2005 cash bonus of $151,620 and stock option grant described below, was estimated by the Committee to provide an annual cash compensation level comparable to the average of the above mentioned selected group of companies and in line with Mr. Ramsay’s previously announced plans to transition out of the role of Chief Executive Officer. In setting this amount, the Committee took into account (i) its belief that Mr. Ramsay is a Chief Executive Officer of a leading technology company who has significant and broad-based experience in the personal television industry, (ii) the scope of Mr. Ramsay’s responsibility, (iii) his continued availability to assist with the Company’s strategic and operational initiatives as he transitions out of the role of Chief Executive Officer, and (iv) his continued availability to serve as Chairman at the election of the Board. Considering these factors, Mr. Ramsay was also granted an option in March 2005 to purchase 250,000 shares of common stock as an incentive for future performance, an amount the Committee determined was consistent with competitive practices. This award will vest monthly over the next four years. Mr. Ramsay will also be eligible to participate in the Fiscal Year 2006 Six and Twelve Month Bonus Plans for Executives on a prorated basis, for both cash and restricted stock, for the period of time during the year he continues as Chief Executive Officer.

During fiscal 2005, TiVo achieved a majority of its corporate objectives. Mr. Ramsay’s compensation reflected his success during a period of increased competition in guiding TiVo’s achievement of certain goals determined at the beginning of fiscal 2005, which included, achieving specified subscription growth and revenue targets and the successful attainment of certain operating profit and cash flow objectives.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders.

The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive officer of TiVo. After consideration of the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be “performance-based” and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under TiVo’s cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, TiVo’s compensation philosophy and TiVo’s best interests.

Conclusion

Through the plans described above, a significant portion of TiVo’s compensation program and Mr. Ramsay’s compensation are contingent on TiVo’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. TiVo remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of TiVo’s business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

Geoffrey Y. Yang (Chair)

Joseph Uva

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of TiVo’s Compensation Committee are Messrs. Uva and Yang. Neither of the current members of our Compensation Committee is currently or has been, at any time since its formation, an officer or employee. At varying periods during fiscal 2005, Messrs. Komisar and Rogers also served on the Compensation Committee. Mr. Komisar served on the Compensation Committee until March 2004. Mr. Komisar is not currently nor ever has been an officer or employee of the Company. Mr. Rogers served on the Compensation Committee from March 2004 until October 2004. Mr. Rogers resigned from the Compensation and the Nominating and Governance Committee in October 2004 at which time he became the Vice Chairman of the Board and an executive officer and part-time employee of the Company. Mr. Rogers was named President and Chief Executive Officer, effective July 1, 2005. Prior to the formation of the Compensation Committee, all decisions regarding compensation for directors, officers, employees, and consultants and administration of stock and incentive plans were made solely by the Board.

STOCK PERFORMANCE MEASUREMENT COMPARISON

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act.

The following graph and table compare the cumulative total stockholder returns for our common stock, the NASDAQ Stock Market Index (U.S. companies only), and the Research Data Group (“RDG”) Technology Composite Index over the last five fiscal years. The graph and table assume an investment of $100 in TIVO and in each index on December 31, 1999, and that dividends, if any, were reinvested. The graph and table depict the change in value of TIVO in relation to the indices as of December 31, 2000 and January 31st of each subsequent year (and not for any interim or other period). The stock performance shown on the graph and table below is not necessarily indicative of future price performance.

COMPARISON OF 61 MONTH CUMULATIVE TOTAL RETURN*

AMONG TIVO INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,

AND THE RDG TECHNOLOGY COMPOSITE INDEX

	12/99	12/00	1/01	1/02	1/03	1/04	1/05
TiVo Inc.	$100.00	$15.93	$21.11	$17.99	$15.32	$31.85	$11.88
NASDAQ Stock Market (U.S.)	$100.00	$60.09	$68.20	$43.30	$25.31	$40.10	$40.41
RDG Technology Composite Index	$100.00	$91.24	$94.23	$75.90	$56.68	$77.83	$82.02

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange requires TiVo’s directors and executive officers and persons who own more than ten percent of a registered class of TiVo ‘s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of TiVo. Reporting Persons are required by SEC regulation to furnish TiVo with copies of all Section 16(a) forms they file.

To TiVo’s knowledge, based solely on a review of the copies of such reports furnished to TiVo and written representations from certain Reporting Persons that no other reports were required, TiVo believes that during fiscal 2005 all Reporting Persons complied with all applicable filing requirements, except for Mr. Zaslav. On March 8, 2005, Mr. Zaslav filed a Form 5 reporting three previous grants of options made to him as part of the standard compensation received by all non-employee members of TiVo’s Board of Directors which had not previously been reported.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of independent public accountants appointed by the Board upon the recommendation of the Audit Committee for the fiscal year ending January 31, 2006 is KPMG LLP. The Audit Committee reviews and pre-approves audit and permissible non-audit services performed by KPMG LLP, as well as the fees paid to KPMG LLP for such services. Before recommending KPMG LLP as our independent auditors for fiscal 2006, the Audit Committee carefully considered the firm’s qualifications as independent auditors for TiVo.

The Board expects that the representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement at such meeting if they desire to do so, and will be available to respond to appropriate questions.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so that information should be considered as part of the filing that your are reading. Portions of this proxy statement are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2005 and in our Registration Statements on Form S-3 and S-8. Based on SEC regulations, the performance graph on page 29 of this proxy statement, the “Report of the Compensation Committee of the Board of Directors on Executive Compensation” on pages 26-28 and the “Report of the Audit Committee” on pages 9-10 shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act.

This proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

This proxy statement is sent to you as part of the proxy materials for the 2005 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of TiVo stock.

AVAILABILITY OF ADDITIONAL INFORMATION

Copies of TiVo’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 have been distributed to stockholders entitled to vote at our 2005 Annual Meeting of Stockholders. Additional copies and additional information, including the Annual Report on Form 10-K filed with the SEC, are available without charge from Investor Relations, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002. The annual report, proxy statement, and Form 10-K are also available on TiVo’s website at www.tivo.com/ir.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Security holders may contact the Board regarding bona fide issues or questions about TiVo by mail, facsimile, or e-mail, addressed as follows: Chairman of the Board, or Board of Directors, or individual director, c/o Corporate Secretary, 2160 Gold St., P.O. Box 2160, Alviso, CA 95002; or by Fax: (408) 519-3304; or by e-mail: Board@tivo.com. The Corporate Secretary periodically will forward such communications or provide a summary to the Board.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL STOCKHOLDERS’ MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for TiVo’s 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act is February 25, 2006. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give timely notice thereof in writing to our Corporate Secretary. To be timely, a stockholder’s proposal or nomination must be delivered to or mailed and received at the principal executive offices of the Company no later than the close of business on May 4, 2006 nor earlier than the close of business on April 4, 2006, and must otherwise satisfy the requirements of TiVo’s Amended & Restated Bylaws. If the date of the 2006 Annual Meeting changes by more than thirty (30) days from the date of the 2005 Annual Meeting, a stockholder’s proposal or nomination must be delivered to or mailed and received at our principal executive offices no later than ten (10) calendar days following the first public announcement of the revised date of the 2006 Annual Meeting. A stockholder’s notice to the Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the 2006 Annual Meeting:

•	a brief description of the business desired to be brought before the 2006 Annual Meeting and the reasons for conducting the business at the 2006 Annual Meeting;

•	the name and address, as they appear on the corporation’s books, of the stockholder proposing the business;

•	the class and number of shares of TiVo stock which are beneficially owned by the stockholder;

•	any material interest of the stockholder in the business; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a stockholder proposal.

Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act. Notwithstanding anything in TiVo’s Amended & Restated Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in TiVo’s Amended & Restated Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations, TiVo Inc., 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002, or contact Investor Relations by telephone at (408) 519-9345. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2005 Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

/s/ David H. Courtney
David H. Courtney Director, Executive Vice President, Group Executive, Corporate Products & Services Group and Chief Financial Officer

Alviso, California

July 8, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TIVO INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of TiVo Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 8, 2005, and hereby appoints Matthew Zinn and David H. Courtney, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2005 Annual Meeting of Stockholders of TiVo Inc., to be held on August 3, 2005, at 10:30 a.m., at the offices of Latham & Watkins L.L.P. at 135 Commonwealth Drive, Menlo Park, California, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of three directors to hold office until the 2008 Annual Meeting of Stockholders; (2) for the ratification of the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending January 31, 2006; and as recommended by the Board, or if no recommendation is given, as said proxies deem advisable on such other matters as may come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark your votes as in this example.

1. Election of Directors: ☐ FOR all nominees (except as indicated); ☐ WITHHOLD authority to vote for all nominees Nominees: David H. Courtney, Thomas S. Rogers and Joseph Uva

If you wish to withhold authority to vote for any individual nominee, strike a line through that individual’s name.

2.	To ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending January 31, 2006.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Note: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned in the enclosed envelope.

SIGNATURE(S)

DATE

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.